Exhibit 99.1

Innocent Inc. Enters into Agreement to Acquire 51% of Global Finishing Inc.

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--June 2, 2010--Innocent Inc. (OTCBB: INCT) announced today that the company has entered into an agreement with Global Finish Inc., a Nevada Corporation, to acquire 51% of the issued and outstanding shares of Global Finishing Inc. in a share exchange whereby Innocent Inc. will issue .9 shares of Innocent Inc. rule 144 restricted common stock for one share of Global Finishing Inc. The agreement has been approved by an excess of 51% of the shareholders of both Global Finishing Inc. and Innocent Inc. by majority shareholder consent in lieu of a meeting. The agreement was signed on May 30, 2010 by the Companies with the approval of the Board of Directors. The agreement provides for 10 working days to administer the share exchange which will result in Global Finishing Inc. to exchange 13,975,208 shares of Global Finishing Inc. 27,402,369 shares issued and outstanding for 12,557,687 shares of Innocent Inc., representing approximately 25.4% ownership of Innocent committed and issued and outstanding shares of common stock. The agreement further provides for the share exchange of the remaining 49% under the same exchange provisions, and that no additional shares of Global Finish Inc. will be issued until such time as the parties execute the 49% exchange or decide that not additional share exchange will take place.

On September 1, 2009 the Innocent Inc. announced the Purchase Agreement from Global Finishing, Inc. (Frankfurt:G8BA), a Nevada Corporation, to purchase its interest in the Maria Olivia Concessions and Miranda PLSA, located in Ecuador, within the prospective gold and silver bearing vein systems. Global Finishing Inc. acquired the concessions from Companis Minera Monte-Verde S.A. Comimontsa in a 100% share exchange for 6,000,000 Global Finishing Inc., Regulation S common shares which represented 22.8% of its shares. Global Finishing Inc. also acquired interest in Miranda PLSA in April 2009 which will result in 100% ownership following the payment of $2,000,000. The Board of Directors authorized approval to issuance of ten million (10,000,000) shares of rule 144 restricted common stock, at a agreed per share value of $.10 of Innocent Inc. to Global Finishing Inc., to acquire the current interest and all rights of Maria Olivia and Miranda PLSA currently owned or has rights to and of, for the purchase price of $1,000,000. Innocent Inc. has been unable to secure the necessary Ecuador Mining Commission approval to acquire the property interest as a result of a change in the mining laws of Ecuador that went into effect January 1, 2010 requiring all companies to reregister their respective mineral rights, and that US Foreign Corporations must comply with the new laws via a registered Ecuador Company that the foreign entity can own once approved by the Ecuador Mining Commission. The extensive backlog of new and old re-registering companies makes the time period uncertain when Innocent Inc.’s Ecuador subsidiary company Just Gold will be approved. The company has directed that the escrow agent return deposits for the Miranda PLSA to the parties involved and has been awaiting approval of Just Gold in order to proceed.

The acquisition of the controlling interest in Global Finishing Inc., will allow Innocent Inc. to proceed with its Ecuador mineral interest, although given the time since the initial agreement, the agreement for the Miranda interest must be renegotiated. Global Finishing Inc. currently owns the majority interest in an approved Ecuador subsidiary, Globalfinishing Ecuador S A that can legally operate and own mining interest and register new mineral rights and agreements. Innocent will retain the ownership rights in Companis Minera Monte-Verde S.A. Comimontsa and the 10,000,000 shares issued in the September 1, 2009 agreement will be offset against the 12,557,687 shares of common stock due to be issued to Global Finish Inc., for the 51% interest, leaving a balance of 2,557,687 additional shares to be issued in the share exchange described above.

Global Finishing Inc. has several documented agreements and LOI’s currently under due diligence that will be presented before the Board of Directors for consideration. The Company believes that Innocent Inc. is in a better position to fund the potential acquisitions and that Global Finishing Inc. executives will concentrate on the operations and development of new opportunities. The use of the currently approved Ecuador Company, (Globalfinishing Ecuador S A) should expedite the conclusion of several opportunities and insure the company is in full compliance with the January 1, 2010 changes in registered and approved operating companies requirements. The most critical aspect of the agreement will be to provide Innocent Inc. with the operating company to move forward in Ecuador.

This press release contains forward-looking statements identified by words such as "believe," "expect," "anticipates" and similar expressions. Actual results might differ materially from those projected in, expressed in or implied by the forward-looking statements. Innocent Inc. cautions investors not to place undue reliance on forward-looking statements, which speak only as to management's expectations on this date. Some paragraphs of this press release, particularly those describing Innocent Inc. strategies, operating expenses reductions and business plans, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1993, as amended and Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While Innocent Inc. is working to achieve those goals, actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including difficulties in marketing its products and services, need for capital, competition from other companies and other actions, any of which could have an adverse effect on the business plans of Innocent Inc., its reputation in the industry or its expected financial return from operations. Factors such as these could have an adverse effect on Innocent Inc. results of operations. In light of significant uncertainties not included in the forward-looking statements herein, the inclusion of such information should not be regarded as a representation by Innocent Inc. that it will be achieved.

CONTACT:
Innocent Inc.
Wayne Doss, 828-489-9409
dosswa@yahoo.com